Exhibit 3.4

PENNYMAC MORTGAGE INVESTMENT TRUST

ARTICLES SUPPLEMENTARY

6.75% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest

PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Company”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the Declaration of Trust of the Company (the “Declaration of Trust”), the Board of Trustees of the Company (the “Board”), by resolutions duly adopted on August 4, 2021, and the Pricing Committee of the Board (the “Pricing Committee”), by resolutions duly adopted on August 17, 2021, classified and designated 11,500,000 Preferred Shares (as defined in the Declaration of Trust) as a separate class of Preferred Shares to be known as the 6.75% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Series C Preferred Shares”), with the following preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Declaration of Trust, may become part of Article VI of the Declaration of Trust, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof.

1. Designation and Number. A series of Preferred Shares, classified as the “6.75% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest” (the “Series C Preferred Shares”) is hereby established. The number of authorized Series C Preferred Shares shall be 11,500,000.

2. Maturity. The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption, and will remain outstanding indefinitely unless (i) the Company decides to redeem or otherwise repurchase the Series C Preferred Shares or (ii) the Series C Preferred Shares become convertible and are actually converted pursuant to Section 7 hereof. The Company is not required to set apart for payment funds to redeem the Series C Preferred Shares.

3. Ranking. The Series C Preferred Shares shall rank, with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Company, (i) senior to all classes or series of Common Shares (as defined in the Declaration of Trust) and to all other equity securities issued by the Company other than equity securities referred to in clauses (ii) and (iii) of this Section 3; (ii) on a parity with the 8.125% Series A Fixed-to-Floating Rate Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Series A Preferred Shares”), in the Company and the 8.000% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (the “Series B Preferred Shares”), in the Company and all other equity securities issued by the Company with terms specifically providing that those equity securities rank on a parity with the Series C Preferred Shares with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company with terms specifically providing that those equity securities rank senior to the Series C Preferred Shares with respect to rights to the payment of dividends and the distribution of assets upon any liquidation, dissolution or winding up of the Company. The term “equity securities” shall not include convertible or exchangeable debt securities.

4. Dividends.

(a) Holders of the Series C Preferred Shares are entitled to receive, when, as and if authorized by the Board and declared by the Company, out of funds of the Company legally available for the payment of dividends, cumulative cash dividends at a rate of 6.75% per annum of the Twenty-Five Dollars ($25.00) per share liquidation preference (equivalent to $1.6875 per annum per share). Dividends on the Series C Preferred Shares shall accumulate daily and shall be cumulative from, and including, the date on which the Series C Preferred Shares are first issued (the “Original Issuance Date”) or, if later, the latest Dividend Payment Date (as defined below) to which cumulative dividends have been paid in full (or declared and the corresponding Dividend Record Date (as defined below) for determining shareholders entitled to payment thereof has passed), and shall be payable quarterly in arrears on the 15th day of each March, June, September and December (each, a “Dividend Payment Date”) with respect to the immediately preceding Dividend Period (as defined below); provided, that if any Dividend Payment Date is not a Business Day (as defined below), then the dividend which would otherwise have been payable on that Dividend Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Dividend Payment Date and no interest, additional dividends or other sums will accumulate on the amount so payable for the period from and after such Dividend Payment Date to such next succeeding Business Day; and provided, further, that the first dividend on the Series C Preferred Shares shall be paid on December 15, 2021, in the amount of $0.52031 per share, and will represent accrual for more than the full quarterly period, covering the period from, and including, the Original Issuance Date to, but not including, December 15, 2021. That dividend will be paid to the persons who are the holders of record of the Series C Preferred Shares at the close of business on the corresponding Dividend Record Date, which will be December 1, 2021. Any dividend payable on the Series C Preferred Shares, including dividends payable for the first Dividend Period and any partial Dividend Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear on the share transfer records of the Company for the Series C Preferred Shares at the close of business on the applicable Dividend Record Date, which shall be the 1st day of the calendar month, whether or not a Business Day, in which the applicable Dividend Payment Date occurs (each, a “Dividend Record Date”). The dividends payable on any Dividend Payment Date shall include dividends accumulated to, but not including, such Dividend Payment Date.

(b) No dividends on the Series C Preferred Shares shall be authorized by the Board or paid or set apart for payment by the Company at any time when the terms and provisions of any agreement of the Company, including any agreement relating to any indebtedness of the Company, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(c) Notwithstanding anything to the contrary contained herein, dividends on the Series C Preferred Shares shall accumulate whether or not the Company has earnings, whether or not there are funds legally available for the payment of those dividends and whether or not those dividends are declared. No interest, or sum in lieu of interest, will be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears, and holders of the Series C Preferred Shares will not be entitled to any dividends in excess of full cumulative dividends described in Section 4(a) hereof. Any dividend payment made on the Series C Preferred Shares shall first be credited against the earliest accumulated but unpaid dividend due with respect to the Series C Preferred Shares.

(d) Except as provided in Section 4(e) hereof, unless full cumulative dividends on all Series C Preferred Shares have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past Dividend Periods, (i) no dividends (other than dividends paid in Common Shares or in any class or series of Preferred Shares ranking junior to the Series C Preferred Shares as to dividends and upon liquidation) shall be paid or declared and set apart for payment upon Common Shares, Series A Preferred Shares, Series B Preferred Shares or any other class or series of Preferred Shares ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation, (ii) no other distribution (other than a repurchase or redemption that is considered a distribution as to which clause (iii) would apply) shall be paid or declared and set apart for payment upon Common Shares, Series A Preferred Shares, Series B Preferred Shares or any other class or series of Preferred Shares ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation and (iii) no Common Shares, Series A Preferred Shares, Series B Preferred Shares or any other class or series of Preferred Shares ranking junior to or on a parity with the Series C Preferred Shares as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company, except, in the case of clause (iii), by conversion into or exchange for Common Shares or any other class or series of Shares (as defined in the Declaration of Trust) of the Company ranking junior to the Series C Preferred Shares as to dividends and upon liquidation; provided, however, that none of the foregoing or the restriction described in Section 4(e) hereof shall prevent the purchase or acquisition by the Company of Shares of any class or series pursuant to (A) the provisions of Article VII of the Declaration of Trust relating to restrictions on ownership and transfer of Shares in connection with the Company’s status as a REIT (as defined in the Declaration of Trust) for U.S. federal income tax purposes, or (B) a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares, Series A Preferred Shares and Series B Preferred Shares and holders of all other outstanding Preferred Shares of any class or series that the Company may issue ranking on parity with the Series C Preferred Shares as to dividends or upon liquidation, or (C) a redemption, purchase or other acquisition of Common Shares made for purposes of and in compliance with the requirements of an employee incentive or benefit plan of the Company or any of its subsidiaries.

(e) When dividends are not so paid in full (or declared and a sum sufficient for such full payment is not so set apart) upon the Series C Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares and any other class or series of Preferred Shares ranking on a parity as to dividends with the Series C Preferred Shares, except as described in Section 4(d) hereof, all dividends declared upon the Series C Preferred Shares, the Series A Preferred Shares,

the Series B Preferred Shares and such other classes or series of Preferred Shares shall be declared pro rata so that the amount of dividends declared per Series C Preferred Share, per Series A Preferred Share, per Series B Preferred Shares and per share on such other classes or series of Preferred Shares shall in all cases bear to each other the same ratio that accumulated dividends per Series C Preferred Share, per Series A Preferred Share, per Series B Preferred Shares and per share on such other classes or series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends for prior Dividend Periods if such Preferred Shares do not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series C Preferred Shares which may be in arrears.

(f) “Business Day” shall mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to close.

(g) The term “Dividend Period” shall mean the period from, and including, a Dividend Payment Date to, but not including, the next succeeding Dividend Payment Date, except for the initial Dividend Period, which shall be the period from, and including, the Original Issuance Date to, but not including, December 15, 2021.

(h) “Set apart for payment” shall be deemed to include, without any action other than the following, the recording by the Company in its accounting ledgers of any accounting or bookkeeping entry which indicates, pursuant to an authorization by the Board and a declaration of dividends or other distribution by the Company, the allocation of funds to be so paid on any class or series of Shares of the Company; provided, however, that if any funds for any class or series of Shares ranking junior to or on a parity with the Series C Preferred Shares as to the payment of dividends are placed in a separate account of the Company or are delivered to a disbursing, paying or other similar agent, then “set apart for payment” with respect to the Series C Preferred Shares shall mean placing such funds in a separate account or delivering such funds to a disbursing, paying or other similar agent.

5. Liquidation Preference.

(a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred Shares will be entitled to be paid out of the assets the Company has legally available for distribution to its shareholders, subject to the preferential rights of the holders of Shares of any class or series of the Company ranking senior to the Series C Preferred Shares with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per share, plus an amount equal to any accumulated and unpaid dividends thereon (whether or not earned or declared) to, but not including, the date of payment, before any distribution of assets upon liquidation, dissolution or winding up is made to holders of Common Shares or any other class or series of Shares of the Company ranking junior to the Series C Preferred Shares as to liquidation rights.

(b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series C Preferred Shares and the corresponding amounts payable on Shares of all other classes or series of the Company ranking on a parity with the Series C Preferred Shares in the distribution of assets, including the Series A Preferred Shares and the Series B Preferred Shares, then the holders of the Series C Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares and all other such classes or series of Shares shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(c) Holders of Series C Preferred Shares shall be entitled to written notice of any such payment upon the voluntary or involuntary liquidation, dissolution or winding up of the Company no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series C Preferred Shares will have no right or claim to any of the remaining assets of the Company.

(d) The consolidation or merger of the Company with or into any other real estate investment trust, corporation or entity or of any other entity with or into the Company, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

(e) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of Shares of the Company or otherwise, is permitted under Maryland law, no effect shall be given to amounts that would be needed, if the Company were to be dissolved at the time of distribution, to satisfy the preferential rights upon dissolution of holders of the Series C Preferred Shares whose preferential rights on dissolution are superior to those receiving the distribution.

6. Redemption.

(a) The Series C Preferred Shares are not redeemable by the Company prior to August 24, 2026, except as described in this Section 6 and except that, as provided in Article VII of the Declaration of Trust, the Company may purchase or redeem Series C Preferred Shares prior to that date in connection with its qualification as a REIT for U.S. federal income tax purposes.

(b) Optional Redemption Right. On and after August 24, 2026, the Company may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date.

(c) Special Optional Redemption Right. Notwithstanding anything to the contrary contained in Section 6(a) hereof, upon the occurrence of a Change of Control (as defined below), the Company may, at its option, upon not less than 30 nor more than 60 days’ written notice, redeem the Series C Preferred Shares, in whole or in part, within 120 days after the first date on which such Change of Control occurred, for cash at a redemption price of Twenty-Five Dollars ($25.00) per share, plus any accumulated and unpaid dividends thereon to, but not including, the redemption date. If, prior to the Change of Control Conversion Date (as defined below), the Company has provided notice of its election to redeem some or all of the Series C Preferred Shares pursuant to this Section 6, the holders of Series C Preferred Shares will not have the Change of Control Conversion Right (as defined below) with respect to the Series C Preferred Shares called for redemption.

(d) A “Change of Control” is deemed to occur when, after the Original Issuance Date, the following have occurred and are continuing: (i) the acquisition by any person, including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of purchases, mergers or other acquisition transactions of Shares of the Company entitling that person to exercise more than 50% of the total voting power of all Shares of the Company entitled to vote generally in the election of trustees of the Company (except that such person will be deemed to have beneficial ownership of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition); and (ii) following the closing of any transaction referred to in clause (i), neither the Company nor the acquiring or surviving entity, including any parent of the Company or such an acquiring or surviving entity, has a class of common securities (or American Depositary Receipts representing such securities) listed on the New York Stock Exchange (the “NYSE”), the NYSE American or Nasdaq Stock Market (“Nasdaq”), or listed or quoted on an exchange or quotation system that is a successor to the NYSE, the NYSE American or Nasdaq.

(e) In the event the Company elects to redeem Series C Preferred Shares pursuant to this Section 6, the notice of redemption will be mailed, postage prepaid, not less than 30 nor more than 60 days prior to the redemption date, to each holder of record of Series C Preferred Shares called for redemption at such holder’s address as it appears on the share transfer records of the Company and shall state: (i) the redemption date; (ii) the number of Series C Preferred Shares to be redeemed; (iii) the redemption price; (iv) the place or places where certificates (if any) for the Series C Preferred Shares are to be surrendered for payment of the redemption price; (v) that dividends on the Series C Preferred Shares to be redeemed will cease to accumulate on the redemption date; (vi) whether such redemption is being made pursuant to Section 6(b) or Section 6(c) hereof; (vii) if applicable, that such redemption is being made in connection with a Change of Control and, in that case, a brief description of the transaction or transactions constituting such Change of Control; and (viii) if such redemption is being made in connection with a Change of Control, that the holders of Series C Preferred Shares being so called for redemption will not be able to tender such Series C Preferred Shares for conversion in connection with the Change of Control and that each Series C Preferred Share tendered for conversion that is called, prior to the Change of Control Conversion Date, for redemption will be redeemed on the related redemption date instead of converted on the Change of Control Conversion Date. If less than all of the Series C Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series C Preferred Shares held by such holder to be redeemed. No failure to give such notice or any defect thereto or in the mailing thereof shall affect the validity of the proceedings for the redemption of any Series C Preferred Shares, except as to the holder to whom notice was defective or not given. Notwithstanding the foregoing, no notice of redemption will be required where the Company elects to redeem Series C Preferred Shares pursuant to Section 6(a) hereof in connection with its qualification as a REIT for U.S. federal income tax purposes.

(f) Holders of Series C Preferred Shares to be redeemed shall surrender the Series C Preferred Shares so called for redemption at the place designated in the notice of redemption and shall be entitled to the redemption price and any accumulated and unpaid dividends thereon payable upon the redemption following the surrender.

(g) If notice of redemption of any Series C Preferred Shares has been given and if the Company has irrevocably set apart for payment the funds necessary for redemption in trust for the benefit of the holders of such Series C Preferred Shares so called for redemption, then, from and after the redemption date (unless the Company defaults in providing for the payment of the redemption price therefor plus accumulated and unpaid dividends thereon, if any), dividends will cease to accumulate on those Series C Preferred Shares, those Series C Preferred Shares shall no longer be deemed outstanding and all rights of the holders of those Series C Preferred Shares will terminate, except the right to receive the redemption price plus accumulated and unpaid dividends thereon, if any, payable upon redemption.

(h) If any redemption date is not a Business Day, then the redemption price and accumulated and unpaid dividends thereon, if any, payable upon redemption may be paid on the next Business Day and no interest, additional dividends or other sums will accumulate on the amount payable for the period from and after that redemption date to that next Business Day.

(i) If less than all of the outstanding Series C Preferred Shares are to be redeemed, the Series C Preferred Shares to be redeemed shall be selected pro rata (as nearly as may be practicable without creating fractional shares) or by lot. If such redemption is to be by lot and, as a result of such redemption, any holder of Shares (other than a holder of Shares that has received an exemption from the Aggregate Share Ownership Limit (as defined in the Declaration of Trust), as applicable) would have actual or constructive ownership in excess of the Aggregate Share Ownership Limit or otherwise would violate Section 7.2.1(a) of the Declaration of Trust because a holder’s Series C Preferred Shares were not redeemed, or were only redeemed in part, then, except as otherwise provided in the Declaration of Trust, the Company shall redeem the requisite number of shares of such holder such that no person will hold Shares in excess of the Aggregate Share Ownership Limit or otherwise in violation of Section 7.2.1(a) of the Declaration of Trust subsequent to such redemption.

(j) Immediately prior to any redemption of Series C Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends thereon to, but not including, the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case, each holder of Series C Preferred Shares at the close of business on such Dividend Record Date shall be entitled to the dividend payable on such Series C Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of such Series C Preferred Shares before such Dividend Payment Date. Except as provided in this Section 6(j), the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on the Series C Preferred Shares to be redeemed.

(k) Unless full cumulative dividends on all Series C Preferred Shares have been or contemporaneously are paid or declared and a sum sufficient for the payment thereof has been or contemporaneously is set apart for payment for all past Dividend Periods, no Series C Preferred Shares shall be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed, and the Company shall not purchase or otherwise acquire directly or indirectly any Series C Preferred Shares (except by converting them into or exchanging them for Common Shares or other Shares of the Company ranking junior to the Series C Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase or acquisition by the Company of Series C Preferred Shares pursuant to the provisions of Article VII of the Declaration of Trust relating to restrictions on ownership and transfer of Shares of the Company in connection with its status as a REIT or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series C Preferred Shares.

(l) Subject to applicable law, the Company may purchase Series C Preferred Shares in the open market, by tender or by private agreement. Any Series C Preferred Shares that the Company acquires will be reclassified as authorized but unissued Preferred Shares, without further designation as to class or series, and may thereafter be classified, reclassified or issued as any class or series of Preferred Shares.

7. Conversion Rights. Series C Preferred Shares are not convertible into or exchangeable for any other property or securities of the Company, except as provided in this Section 7.

(a) Upon the occurrence of a Change of Control, each holder of Series C Preferred Shares will have the right (unless, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem some or all of the Series C Preferred Shares held by such holder pursuant to Section 6 hereof, in which case such holder will have the right only with respect to Series C Preferred Shares that are not called for redemption) to convert some or all of the Series C Preferred Shares held by such holder (the “Change of Control Conversion Right”) on the Change of Control Conversion Date into a number of Common Shares per Series C Preferred Share to be converted (the “Common Share Conversion Consideration”) equal to the lesser of: (i) the quotient obtained by dividing (x) the sum of the Twenty-Five Dollars ($25.00) liquidation preference per Series C Preferred Share plus the amount of any accumulated and unpaid dividends (whether or not earned or declared) thereon to, but not including, the Change of Control Conversion Date (unless the Change of Control Conversion Date is after a Dividend Record Date and prior to the corresponding Dividend Payment Date for the Series C Preferred Shares, in which case no additional amount for such accumulated and unpaid dividends will be included in this sum) by (y) the Common Share Price (as defined below) (such quotient, the “Conversion Rate”); and (ii) 2.65534 (the “Share Cap”), subject to adjustments provided in Section 7(b) below.

(b) The Share Cap is subject to pro rata adjustments for any share splits (including those effected pursuant to a distribution of Common Shares to existing holders of Common Shares), subdivisions or combinations (in each case, a “Share Split”) with respect to Common Shares as follows: the adjusted Share Cap as the result of a Share Split will be the number of Common Shares that is equivalent to the product obtained by multiplying (i) the Share Cap in effect immediately prior to such Share Split by (ii) a fraction, the numerator of which is the number of Common Shares outstanding immediately after giving effect to such Share Split and the denominator of which is the number of Common Shares outstanding immediately prior to such Share Split. For the avoidance of doubt, subject to the immediately succeeding sentence, the aggregate number of Common Shares (or equivalent Alternative Conversion Consideration (as defined below), as applicable) issuable or deliverable, as applicable, in connection with the exercise of the Change of Control Conversion Right will not exceed the product of the Share Cap multiplied by the aggregate number of Series C Preferred Shares issued and outstanding at the Change of Control Conversion Date (or equivalent Alternative Conversion Consideration, as applicable) (the “Exchange Cap”). The Exchange Cap is subject to pro rata adjustments for any Share Splits on the same basis as the corresponding adjustment to the Share Cap.

(c) The “Change of Control Conversion Date” is the date the Series C Preferred Shares are to be converted, which will be a Business Day selected by the Company that is no fewer than 20 days nor more than 35 days after the date on which it provides the notice described in Section 7(h) to the holders of Series C Preferred Shares.

(d) The “Common Share Price” is (i) if the consideration to be received in the Change of Control by the holders of Common Shares is solely cash, the amount of cash consideration per Common Share or (ii) if the consideration to be received in the Change of Control by holders of Common Shares is other than solely cash (x) the average of the closing sale prices per Common Share (or, if no closing sale price is reported, the average of the closing bid and ask prices per Common Share or, if more than one in either case, the average of the average closing bid and the average closing ask prices per Common Share) for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred as reported on the principal U.S. securities exchange on which Common Shares are then traded, or (y) the average of the last quoted bid prices for Common Shares in the over-the-counter market as reported by Pink OTC Markets Inc. or similar organization for the ten consecutive trading days immediately preceding, but not including, the date on which such Change of Control occurred, if Common Shares are not then listed for trading on a U.S. securities exchange.

(e) In the case of a Change of Control pursuant to which Common Shares are or will be converted into cash, securities or other property or assets (including any combination thereof) (the “Alternative Form Consideration”), a holder of Series C Preferred Shares will receive upon conversion of such Series C Preferred Shares the kind and amount of Alternative Form Consideration which such holder would have owned or been entitled to receive upon the Change of Control had such holder held a number of Common Shares equal to the Common Share Conversion Consideration immediately prior to the effective time of the Change of Control (the “Alternative Conversion Consideration”; the Common Share Conversion Consideration or the Alternative Conversion Consideration, whichever shall be applicable to a Change of Control, is referred to as the “Conversion Consideration”).

(f) If the holders of Common Shares have the opportunity to elect the form of consideration to be received in the Change of Control, the Conversion Consideration in respect of such Change of Control will be deemed to be the kind and amount of consideration actually received by holders of a majority of the outstanding Common Shares that made or voted for such an election (if electing between two types of consideration) or holders of a plurality of the outstanding Common Shares that made or voted for such an election (if electing between more than two types of consideration), as the case may be, and will be subject to any limitations to which all holders of Common Shares are subject, including, without limitation, pro rata reductions applicable to any portion of the consideration payable in such Change of Control.

(g) No fractional Common Shares will be issued upon the conversion of the Series C Preferred Shares in connection with a Change of Control. Instead, the Company will make a cash payment equal to the value of such fractional Common Shares based upon the Common Share Price used in determining the Common Share Conversion Consideration for such Change of Control.

(h) Within 15 days following the occurrence of a Change of Control, provided that the Company has not then exercised its right to redeem all Series C Preferred Shares pursuant to Section 6 hereof, the Company will provide to holders of Series C Preferred Shares a notice of the occurrence of the Change of Control that describes the resulting Change of Control Conversion Right, which notice shall be delivered to the holders of record of the Series C Preferred Shares at their addresses as they appear on the share transfer records of the Company and shall state: (i) the events constituting the Change of Control; (ii) the date of the Change of Control; (iii) the last date on which the holders of Series C Preferred Shares may exercise their Change of Control Conversion Right; (iv) the method and period for calculating the Common Share Price; (v) the Change of Control Conversion Date; (vi) that if, prior to the Change of Control Conversion Date, the Company has provided notice of its election to redeem all or any Series C Preferred Shares, holders will not be able to convert the Series C Preferred Shares called for redemption and such Series C Preferred Shares will be redeemed on the related redemption date, even if such Series C Preferred Shares have already been tendered for conversion pursuant to the Change of Control Conversion Right; (vii) if applicable, the type and amount of Alternative Conversion Consideration entitled to be received per Series C Preferred Share; (viii) the name and address of the paying agent, transfer agent and conversion agent for the Series C Preferred Shares; (ix) the procedures that the holders of Series C Preferred Shares must follow to exercise the Change of Control Conversion Right (including procedures for surrendering Series C Preferred Shares for conversion through the facilities of a Depositary (as defined below)), including the form of conversion notice to be delivered by such holders as described below; and (x) the last date on which holders of Series C Preferred Shares may withdraw Series C Preferred Shares surrendered for conversion and the procedures that such holders must follow to effect such a withdrawal.

(i) The Company shall also issue a press release containing such notice provided for in Section 7(h) hereof for publication on Dow Jones & Company, Inc., Business Wire, PR Newswire or Bloomberg Business News (or, if these organizations are not in existence at the time of issuance of the press release, such other news or press organization as is reasonably calculated to broadly disseminate the relevant information to the public), and post a notice on its website, in any event prior to the opening of business on the first Business Day following any date on which it provides the notice provided for in Section 7(h) hereof to the holders of Series C Preferred Shares.

(j) To exercise the Change of Control Conversion Right, the holders of Series C Preferred Shares will be required to deliver, on or before the close of business on the Change of Control Conversion Date, the certificates (if any) evidencing the Series C Preferred Shares to be converted, duly endorsed for transfer (or, in the case of any Series C Preferred Shares held through a Depositary, to deliver, on or before the close of business on the Change of Control Conversion

Date, the Series C Preferred Shares to be converted through the facilities of such Depositary), together with a written conversion notice in the form provided by the Company, duly completed, to its transfer agent. The conversion notice must state: (i) the relevant Change of Control Conversion Date; (ii) the number of Series C Preferred Shares to be converted; and (iii) that the Series C Preferred Shares are to be converted pursuant to the applicable provisions of the Series C Preferred Shares.

(k) Holders of Series C Preferred Shares may withdraw any notice of exercise of a Change of Control Conversion Right (in whole or in part) by a written notice of withdrawal delivered to the transfer agent of the Company prior to the close of business on the Business Day prior to the Change of Control Conversion Date. The notice of withdrawal delivered by any holder must state: (i) the number of withdrawn Series C Preferred Shares; (ii) if certificated Series C Preferred Shares have been surrendered for conversion, the certificate numbers of the withdrawn Series C Preferred Shares; and (iii) the number of Series C Preferred Shares, if any, which remain subject to the holder’s conversion notice.

(l) Notwithstanding anything to the contrary contained in Sections 7(j) and (k) hereof, if any Series C Preferred Shares are held through The Depository Trust Company (“DTC”) or a similar depositary (each, a “Depositary”), the conversion notice and/or the notice of withdrawal, as applicable, must comply with applicable procedures, if any, of the applicable Depositary.

(m) Series C Preferred Shares as to which the Change of Control Conversion Right has been properly exercised and for which the conversion notice has not been properly withdrawn will be converted into the applicable Conversion Consideration in accordance with the Change of Control Conversion Right on the Change of Control Conversion Date, unless prior to the Change of Control Conversion Date the Company has provided notice of its election to redeem some or all of the Series C Preferred Shares pursuant to Section 6 hereof, in which case only the Series C Preferred Shares properly surrendered for conversion and not properly withdrawn that are not called for redemption will be converted as aforesaid. If the Company elects to redeem Series C Preferred Shares that would otherwise be converted into the applicable Conversion Consideration on a Change of Control Conversion Date, such Series C Preferred Shares will not be so converted and the holders of such Series C Preferred Shares will be entitled to receive on the applicable redemption date the redemption price as provided in Section 6 hereof.

(n) The Company shall deliver all securities, cash and any other property owing upon conversion no later than the third Business Day following the Change of Control Conversion Date. Notwithstanding the foregoing, the persons entitled to receive any Common Shares or other securities delivered on conversion will be deemed to have become the holders of record thereof as of the Change of Control Conversion Date.

(o) In connection with the exercise of any Change of Control Conversion Right, the Company shall comply with all applicable U.S. federal and state securities laws and stock exchange rules in connection with any conversion of Series C Preferred Shares into Common Shares or other securities or other property. Notwithstanding any other provision of the Series C Preferred Shares, no holder of Series C Preferred Shares will be entitled to convert such Series C Preferred Shares into Common Shares to the extent that receipt of such Common Shares would cause such holder (or any other person) to violate the applicable restrictions on ownership and transfer of the Common Shares and the Company’s Shares contained in Article VII of the Declaration of Trust, unless the Company provides an exemption from the applicable limitation to such holder pursuant to Article VII of the Declaration of Trust.

(p) Notwithstanding anything herein to the contrary and except as otherwise required by law, the persons who are the holders of record of Series C Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on the corresponding Dividend Payment Date notwithstanding the conversion of those Series C Preferred Shares after such Dividend Record Date and on or prior to such Dividend Payment Date and, in such case, the full amount of such dividend shall be paid on such Dividend Payment Date to the persons who were the holders of record at the close of business on such Dividend Record Date. Except as provided in this Section 7(p), the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on the Series C Preferred Shares to be converted.

8. Voting Rights.

(a) Holders of the Series C Preferred Shares will not have any voting rights, except as set forth in this Section 8. On each matter on which holders of Series C Preferred Shares are entitled to vote, each Series C Preferred Share will entitle the holder thereof to cast one vote, except that when the holders of Preferred Shares of any other class or series have the right to vote together with the holders of Series C Preferred Shares as a single class on any matter, the holders of the Series C Preferred Shares and the shares of each such other class or series will be entitled to cast one vote for each Twenty-Five Dollars ($25.00) of liquidation preference (excluding accumulated dividends).

(b) Whenever dividends on any Series C Preferred Shares are in arrears for six or more quarterly Dividend Periods, whether or not consecutive, the number of trustees constituting the Board will be automatically increased by two (if not already increased by two by reason of the election of trustees by the holders of the Series A Preferred Shares or the Series B Preferred Shares, or Preferred Shares of any other class or series upon which like voting rights have been conferred and are exercisable and with which the Series C Preferred Shares are entitled to vote together as a single class with respect to the election of those two trustees) and the holders of outstanding Series C Preferred Shares and the holders of all other classes and series of Preferred Shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote together as a single class with the Series C Preferred Shares in the election of those two trustees, voting together as a single class, will be entitled to vote for the election of those two additional trustees at a special meeting called by the Company at the request of the holders of record of at least 25% of the outstanding Series C Preferred Shares and the holders of Preferred Shares of any other class or series which are entitled to vote together as a single class with the Series C Preferred Shares in the election of those two trustees (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of shareholders of the Company, in which case, such vote will be held at the earlier of the next annual or special meeting of shareholders of the Company), and at each subsequent annual meeting until all dividends accumulated on the Series C Preferred Shares for all past Dividend Periods and the then–current Dividend Period shall have been fully paid. In that case, the right of holders of the Series C Preferred Shares to elect any trustees will cease and, unless there are outstanding Preferred Shares of any other class or series upon which like voting rights have been conferred and remain exercisable, the term of office of any trustees elected by holders of the Series C Preferred Shares shall immediately terminate and the number of trustees constituting the Board shall be reduced accordingly. If the rights of holders of Series C Preferred Shares to elect two trustees have terminated in accordance with this Section 8(b) after any record date for the determination of shareholders entitled to vote in the election of such trustees but before the closing of the polls in such election, holders of Series C Preferred Shares outstanding as of such record date shall not be entitled to vote in such election of trustees. For the avoidance of doubt, in no event shall the total number of trustees elected by holders of the Series C Preferred Shares and Preferred Shares of all other classes and series upon which like voting rights have been conferred and are exercisable and which are entitled to vote together as a single class with the holders of Series C Preferred Shares in the election of such trustees pursuant to the voting rights granted under this Section 8 exceed two.

(c) If a special meeting at a place within the United States designated by the Company is not called by the Company within 30 days after request from the holders of Series C Preferred Shares and the holders of Preferred Shares of any other classes or series which are entitled to vote together as a single class with the Series C Preferred Shares as described in Section 8(b) hereof, then the holders of record of at least 25% of the outstanding Series C Preferred Shares and the outstanding Preferred Shares entitled to vote together as a single class with the Series C Preferred Shares may designate a holder to call the meeting at the expense of the Company and such meeting may be called by the holder so designated in accordance with the procedures required for calling an annual or special meeting of shareholders, as applicable, set forth in the Declaration of Trust and the Company’s bylaws and shall be held at the place within the United States designated by the holder calling such meeting. The Company shall pay all costs and expenses of calling and holding any meeting and of electing trustees pursuant to Section 8(b) hereof, including, without limitation, the cost of preparing, reproducing and mailing the notice of such meeting, the cost of renting a room for such meeting to be held, and the cost of collecting and tabulating votes. In no event shall a holder of Series C Preferred Shares be entitled to nominate or elect an individual for election as a trustee pursuant to Section 8(b) or Section 8(d), and no individual shall be qualified to be nominated for election pursuant to Section 8(b) or Section 8(d), or to serve as a trustee if so elected, if such individual’s service as a trustee would cause the Company to fail to satisfy a requirement relating to trustee independence of any national securities exchange on which any class or series of the Company’s Shares is listed.

(d) At any time that holders of Series C Preferred Shares are entitled to vote in the election of two trustees pursuant to Section 8(b), holders of Series C Preferred Shares shall be entitled to vote in the election of a successor to fill a vacancy on the Board that results from the removal of such a trustee, or in the removal of any such trustee. If, at any time when the voting rights conferred upon the Series C Preferred Shares pursuant to this Section 8(d) are exercisable, any vacancy in the office of a trustee elected pursuant to Section 8(b) shall occur, then such vacancy may be filled only by the remaining such trustee or by the holders of the outstanding Series C Preferred Shares and Preferred Shares of any other classes or series upon which like voting rights have been conferred and are exercisable and which are entitled to vote together as a single class with the Series C Preferred Shares in the election of such trustees, voting together as a single class. Any trustee elected or appointed pursuant to Section 8(b) may be removed only by the affirmative vote of a majority of the votes entitled to be cast by the holders of outstanding Series C Preferred Shares and Preferred Shares of any such other classes and series upon which like voting rights have been conferred and are exercisable and which are entitled to vote together as a single class with the Series C Preferred Shares in the election of such trustees, voting together as a single class, and may not be removed by the holders of the Common Shares.

(e) So long as any Series C Preferred Shares remain outstanding, the Company will not, without the approval of the holders of at least two-thirds of the outstanding Series C Preferred Shares and Preferred Shares of all other classes and series ranking on a parity with the Series C Preferred Shares upon which like voting rights have been conferred and are exercisable and which are entitled to vote together as a single class with the Series C Preferred Shares on such matters, voting together as a single class, (i) authorize or create, or increase the authorized or issued amount of, any class or series of Shares ranking senior to the Series C Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or reclassify any of the authorized Shares of the Company into shares of such a class or series, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares of such a class or series; or (ii) amend, alter or repeal the provisions of the Declaration of Trust, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series C Preferred Shares (each, an “Event”); provided, however, with respect to the occurrence of any Event set forth in clause (ii), so long as the Series C Preferred Shares remain outstanding with the terms thereof materially unchanged, taking into account that, upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the Series C Preferred Shares; and, provided, further, that any increase in the amount of the authorized Common Shares or Preferred Shares, including the Series C Preferred Shares, or the creation or issuance of any additional Series C Preferred Shares or other class or series of Preferred Shares, or any increase in the amount of authorized shares of such class or series, in each case ranking on a parity with or junior to the Series C Preferred Shares with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(f) The voting rights provided for in this Section 8 will not apply if, at or prior to the time when the act with respect to which approval by holders of the Series C Preferred Shares would otherwise be required pursuant to this Section 8 shall be effected, all outstanding Series C Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption pursuant to Section 6 hereof.

(g) Except as expressly stated in this Section 8, the Series C Preferred Shares will not have any relative, participating, optional or other special voting rights or powers and the consent of the holders thereof shall not be required for the taking of any trust action. The holders of Series C Preferred Shares shall have exclusive voting rights on any amendment to the Declaration of Trust that would alter the contract rights, as expressly set forth in the Declaration of Trust, of only the Series C Preferred Shares.

(h) Notwithstanding the foregoing, holders of Series A Preferred Shares, Series B Preferred Shares or any other class or series of Preferred Shares ranking on a parity with the Series C Preferred Shares shall not be entitled to vote together as a single class with the holders of Series C Preferred Shares on any amendment, alteration or repeal of any provision of the Declaration of Trust unless such action affects the holders of the Series C Preferred Shares, the Series A Preferred Shares, the Series B Preferred Shares and such other class or series of Preferred Shares equally.

9. Information Rights. During any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act and any Series C Preferred Shares are outstanding, the Company will use its best efforts to (i) transmit by mail (or other permissible means under the Exchange Act) to all holders of Series C Preferred Shares, as their names and addresses appear on the record books of the Company and without cost to such holders, copies of the annual reports on Form 10-K and quarterly reports on Form 10-Q, respectively, that the Company would have been required to file with the Securities and Exchange Commission (the “SEC”) pursuant to Section 13 or 15(d) of the Exchange Act if it were subject thereto (other than any exhibits that would have been required); and (ii) promptly, upon request, supply copies of such reports to any holders or prospective holder of Series C Preferred Shares. The Company will use its best efforts to mail (or otherwise provide) the information to the holders of the Series C Preferred Shares within 15 days after the respective dates by which an annual report on Form 10-K or a quarterly report on Form 10-Q, as the case may be, in respect of such information would have been required to be filed with the SEC, if the Company were subject to Section 13 or 15(d) of the Exchange Act, in each case, based on the dates on which the Company would be required to file such periodic reports if it were a “non-accelerated filer” within the meaning of the Exchange Act.

10. Restrictions on Ownership and Transfer. The Series C Preferred Shares shall be subject to the restrictions on ownership and transfer set forth in Article VII of the Declaration of Trust.

11. Record Holders. The Company and the transfer agent for the Series C Preferred Shares may deem and treat the record holder of any Series C Preferred Shares as the true and lawful owner thereof for all purposes, and neither the Company nor the transfer agent shall be affected by any notice to the contrary.

12. Office or Agency. For so long as any Series C Preferred Shares are outstanding, the Company shall at all times maintain an office or agency in one of the 48 contiguous States of the United States of America where Series C Preferred Shares may be surrendered for payment (including upon redemption), conversion, registration of transfer or exchange.

13. No Preemptive Rights. No holder of Series C Preferred Shares will, as a holder of Series C Preferred Shares, have any preemptive rights to purchase or subscribe for Common Shares or any other security of the Company.

SECOND: The Series C Preferred Shares have been classified and designated by the Board and the Pricing Committee under the authority contained in the Declaration of Trust. These Articles Supplementary have been approved by the Board and the Pricing Committee in the manner and vote required by law.

THIRD: The undersigned acknowledges these Articles Supplementary to be the trust act of the Company and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused these Articles Supplementary to be executed in its name and on its behalf by its Senior Managing Director and Chief Financial Officer and attested to by its Senior Managing Director, Chief Legal Officer and Secretary on this 19th day of August, 2021.

ATTEST:		PENNYMAC MORTGAGE INVESTMENT TRUST

By:	/s/ Derek W. Stark	By:	/s/ Daniel S. Perotti
Name:	Derek W. Stark	Name:	Daniel S. Perotti
Title:	Senior Managing Director, Chief Legal Officer and Secretary	Title:	Senior Managing Director and Chief Financial Officer